Exhibit 10.6

January 22, 2009

Rubio’s Restaurants, Inc.

c/o Mr. Owen Hart

Cowen and Company, LLC

555 California Street, Fifth Floor

San Francisco, CA 94104

owen.hart@cowen.com

Dear Owen:

We are pleased to submit this preliminary indication of interest to acquire 100% of the outstanding capital stock of Rubio’s Restaurants, Inc. (“Rubio’s” or the “Company”) for cash consideration of $8.50 per share (the “Purchase Price”).  The transaction described in this preliminary indication of interest would be consummated by a group consisting of Alex Meruelo and certain of his affiliates (the “Meruelo Parties”) and Levine Leichtman Capital Partners, Inc., or an affiliate thereof (“LLCP” and, together with the Meruelo Parties, the “Investors”).  This preliminary indication of interest is based on the assumption that immediately prior to the closing of the transaction (i) there will be 10,035,077 shares of common stock of the Company outstanding and the Company will not have issued any additional stock options, restricted stock units or similar awards since the date of this letter, (ii) the Company will be debt free, (iii) there will be approximately $7.4 million of cash on the Company’s balance sheet, and (iv) the Company will have adequate working capital to operate the business going forward in the ordinary course.

The Investors (together with cash available at Rubio’s at closing) will provide all of the capital required to fund and close this transaction.  There will be no third party financing required to consummate this investment and no “financing contingency.”  Furthermore, there are no consents required internally for either LLCP or the Meruelo Parties to fund the transaction.  We are highly confident that we can quickly close on the terms set forth herein.

Immediately following the execution of a letter of exclusivity with Rubio’s, we will commence our confirmatory business and legal due diligence investigation of the Company and all of its subsidiaries and affiliates.  We believe that within 45 to 60 days from the signing of a letter of exclusivity, we will be able to complete our confirmatory due diligence and negotiate the definitive documentation required to close the transaction.

The Meruelo Parties currently own approximately 11.6% of Rubio’s common stock and represent the Company’s largest non-institutional shareholder.  Alex Meruelo is the principal shareholder, Chairman and CEO of the Meruelo Group, a minority owned and operated holding company with vested interests in food services, construction and engineering, real estate and private equity.  In 1986, Alex established La Pizza Loca, a quick service restaurant catering to the Hispanic community, expanding it to more than 50 franchised and company owned stores.

Real estate development soon followed and the Meruelo Group now has a diversified portfolio of commercial/retail residential and industrial properties. In 1999, Alex purchased the first of four construction companies and the Meruelo Group now has a presence throughout Southern California.  Alex is a founding shareholder and director of Commercial Bank of California, and sits on the board of William Lyon Homes and ExaDigm, Inc.

Levine Leichtman Capital Partners is a Los Angeles, California-based investment firm that manages approximately $5.0 billion of institutional investment capital through private equity partnerships and leveraged loan funds. LLCP is currently making new investments through Levine Leichtman Capital Partners IV, L.P.  Successful investments in the restaurant industry include Quizno’s Corporation, Cici’s Pizza and Wetzel’s Pretzels.

While a high level of interest exists in consummating the transaction described above, this letter is not a commitment, a contract, or an offer to enter into a contract and should not be deemed to obligate LLCP or the Meruelo Parties in any manner whatsoever.  This preliminary indication of interest should not be relied upon for any reason whatsoever.

This preliminary indication of interest supersedes the proposal letter delivered to the Company’s Board of Directors by the Investors on October 13, 2009, in its entirety.

We look forward to having the opportunity to work with you and the Rubio’s team on this transaction.

Sincerely,

/s/ Alex Meruelo	/s/ Lauren Leichtman
Alex Meruelo	Lauren Leichtman
Chairman and Chief Executive Officer	Chief Executive Officer
Meruelo Group	Levine Leichtman Capital Partners